                                                                                                                                                                                                                          Exhibit 99.1

News Release

For Information Contact:
Jerald K. Dittmer, Vice President and CFO (563) 272-7400
Melinda C. Ellsworth, Vice President, Treasurer and Investor Relations (563) 272-7406

HNI Corporation Announces Results for Second Quarter Fiscal 2006

MUSCATINE, Iowa (July 21, 2006) - HNI Corporation (NYSE: HNI) today announced second quarter sales of $671.3 million and net income of $28.7 million for the quarter ending
July 1, 2006.

Second Quarter

Dollars in Millions	Three Months Ended		Percent
Except per share data	07/01/2006	07/02/2005	Change

Net Sales	$671.3	$594.2	13.0%
Gross Margin	$234.5	$214.3	9.4%
Gross Margin %	34.9%	36.1%
SG&A	$186.0	$160.1	16.1%
SG&A %	27.7%	27.0%
Operating Profit	$48.5	$54.1	-10.4%
Operating Profit %	7.2%	9.1%
Net Income	$28.7	$35.0	-18.1%

Earnings per share - Diluted	$0.56	$0.63	-11.1%

Consolidated net sales for the second quarter increased to $671.3 million, compared to $594.2 million for the same quarter last year.  Acquisitions completed during the first quarter, along with acquisitions completed during 2005, accounted for $36 million, or 6.0 percentage points, of the increase in sales.  "We experienced solid organic growth across our multiple businesses and brands and strong growth from acquisitions," said Stan Askren, HNI Corporation Chairman, President and CEO.

Gross margins for the second quarter were 34.9 percent compared to 36.1 percent for the same quarter last year.  "We experienced a dramatic broad based increase in material costs, which created a significant short-term negative impact on gross margin.  Due to the size and scope of the material cost increases, we were unable to offset the impact through cost reduction initiatives and will continue to experience a gap until announced price increases become fully effective later this year," said Mr. Askren.

Total selling and administrative expenses, including restructuring charges, for the quarter increased as a percent of sales to 27.7 percent, compared to 27.0 percent in the second quarter 2005.  Included in second quarter 2006 were selling and administrative costs of $12 million associated with new acquisitions; increased freight and distribution costs of $10 million due to volume, rate increases and fuel surcharges; $0.8 million of stock compensation expense due to the adoption of FAS 123(R); $0.2 million of restructuring charges from the shutdown of two office furniture facilities that began in the third quarter 2005; and investments in selling and marketing initiatives.

Net income was $28.7 million compared to $35.0 million in the same period in 2005, a decrease of 18.1 percent.  Interest expense increased $3.3 million during the quarter on moderate debt levels, consistent with the Corporation's strategy of maintaining a leaner, more efficient capital structure.  The Corporation increased its annualized effective tax rate for 2006 to 36.5 percent compared to 35.5 percent in second quarter 2005 due primarily to increased state taxes and the expiration of the research tax credit.  Net income per share was $0.56 per diluted share compared to $0.63 per diluted share in the second quarter 2005, a decrease of 11.1 percent.  Net income per share was favorably impacted $0.04 per share as a result of the Corporation's share repurchase program.

For the first six months of 2006, consolidated net sales increased $164 million, or 14.1 percent, to $1.3 billion compared to $1.2 billion in 2005.  Gross margins decreased to 35.2 percent compared to 35.5 percent last year.  Net income was $57.1 million compared to $61.1 million in 2005, a decrease of 6.5 percent.  Net income per share remained constant at $1.10 per diluted share due to a $0.07 per share positive impact from the Corporation's share repurchase program that reduced average shares outstanding by 3.7 million shares, or 6.7 percent compared to 2005.

Cash flow from operations for the first six months decreased to $30.9 million compared to $56.3 million last year.  The decline was primarily due to payments made for higher incentive compensation driven by strong 2005 results and the timing and increase of marketing program payments in the first half of 2006.  Capital expenditures, primarily for new product development and related tooling, increased to $33.2 million in 2006 compared to $17.5 million in 2005.  Acquisitions completed during the year totaled $64.1 million.  The Corporation repurchased 2,058,176 shares of its common stock at a cost of approximately $107.9 million, or $52.40 per share, during the first six months of 2006, compared to $24.9 million in the same period last year.  There is approximately $35.6 million remaining under the current repurchase authorization.  During the second quarter 2006, the Corporation issued $150 million of senior unsecured notes through the private placement debt market, which was used to refinance a portion of the Corporation's borrowings under its revolving credit facility.

Office Furniture

	Three Months Ended		Percent
Dollars in Millions	07/01/2006	07/02/2005	Change

Sales	$514.3	$455.2	13.0%
Operating Profit	$38.3	$46.4	-17.5%
Operating Profit %	7.4%	10.2%

Second quarter sales for the office furniture segment increased $59.1 million to $514.3 million from $455.2 million for the same quarter last year.  Sales from the Corporation's acquisitions during 2006 as well as those completed in 2005 accounted for $30 million, or 6.7 percentage points, of the increase.  Operating profit decreased $8.1 million, negatively impacted by higher material and freight and distribution costs, and $0.2 million of costs related to facility shutdowns. Operating profit as a percent of net sales decreased to 7.4 percent compared to 10.2 percent in the second quarter 2005.  "Operating profit was significantly impacted by higher material, transportation, and other input costs.  In addition, transition costs related to the acquisition of Lamex, and Allsteel distribution acquisitions completed in 2005, negatively impacted profitability during the quarter as anticipated," said Mr. Askren.

Net sales on a year-to-date basis increased 13.8 percent to $1.0 billion compared to $0.9 billion in 2005.  Operating profit decreased $6.5 million, or 7.6 percent, compared to the prior year period.  Operating profit as a percentage of sales decreased to 7.8 percent compared to 9.7 percent in the prior year.

Hearth Products

	Three Months Ended		Percent
Dollars in Millions	07/01/2006	07/02/2005	Change

Sales	$157.0	$138.9	13.0%
Operating Profit	$18.2	$16.9	8.0%
Operating Profit %	11.6%	12.1%

Second quarter net sales for the hearth products segment increased $18.1 million to $157.0 million from $138.9 million for the same quarter last year.  Sales from acquisitions during 2006, along with acquisitions completed in 2005, accounted for approximately $5 million, or 3.8 percentage points, of the increase.  Operating profit increased $1.3 million during the quarter.  Operating profit as a percent of net sales decreased to 11.6 percent compared to 12.1 percent in 2005 due to increased freight and distribution costs, a higher mix of lower margin remodel/retrofit business, and continued investment in brand building initiatives.  "We continue to experience solid performance in our hearth segment as we increase share with large builders and experience continued growth in the remodel/retrofit business," said Mr. Askren.

Net sales on a year-to-date basis increased 15.1 percent to $314.9 million compared to $273.6 million in 2005.  Operating profit increased $2.6 million, or 9.5 percent.  Operating profit as a percentage of sales decreased to 9.5 percent compared to 10.0 percent in the prior year.

Outlook

"We continue to see good growth opportunities in the office furniture and hearth products markets.  Our core businesses are well positioned in their markets and our acquisitions are exceeding expectations," said Mr. Askren.

"As we look to the third quarter, order trends remain solid however profitability will continue to be challenged until we realize the benefit of price increases to offset significantly higher material and other input costs.  We feel positive about our long-term strategy and anticipate good growth in both top line and earnings per share despite being challenged in the short-term with high input costs," said Mr. Askren.

The Corporation remains focused on creating long-term shareholder value by growing its business through investment in building brands, product solutions and selling models, enhancing its strong member-owner culture, and remaining focused on its long-standing rapid continuous improvement programs to build best total cost and a lean enterprise.

Conference Call

HNI Corporation will host a conference call on Friday, July 21 at 10:00 a.m. (Central) to discuss second quarter 2006 results.  To participate, call the conference call line at 1-877-209-0397.  A replay of the conference call will be available until Friday, July 28, 2006, 11:59 p.m. (Central).  To access this replay, dial 1-800-475-6701 - Access Code: 832936.  A link to the simultaneous web cast can be found on the Corporation's web site at www.hnicorp.com.

HNI Corporation is a NYSE traded company providing products and solutions for the home and workplace environments.  HNI Corporation is the second largest office furniture manufacturer in the world and is also the nation's leading manufacturer and marketer of gas- and wood-burning fireplaces.  The Corporation's strong brands, including HON®, Allsteel®, Gunlocke®, Paoli®, Lamex®, Heatilator®, Heat & GloTM, and Quadra-Fire®,have leading positions in their markets.  HNI Corporation is committed to maintaining its long-standing corporate values of integrity, financial soundness and a culture of service and responsiveness.  By doing so, in 2006 the Corporation was recognized by Fortune Magazine as one of America's Most Admired Companies in the furniture industry, and was recognized by Forbes Magazine for the eighth consecutive year as one of the 400 Best Big Companies in America.  In 2006, the Corporation was recognized by Industry Week as one of the 50 Best Manufacturing Companies for the fourth consecutive year.  HNI Corporation's common stock is traded on the New York Stock Exchange under the symbol HNI.  More information can be found on the Corporation's website at www.hnicorp.com.

Statements in this release that are not strictly historical, including statements as to plans, objectives, and future financial performance, are "forward-looking" statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Words such as "anticipate," "believe," "could," "confident," "estimate," "expect," "forecast," "intend," "likely," "may," "plan," "possible," "potential," "predict," "project," "should," and variations of such words and similar expressions identify forward-looking statements.  Forward-looking statements involve known and unknown risks, which may cause the Corporation's actual results in the future to differ materially from expected results.  These risks include, without limitation:  the Corporation's ability to realize financial benefits (a) from its price increases, (b) from its cost containment and business simplification initiatives, (c) from its investments in strategic acquisitions, new products and brand building, (d) from its investments in distribution and rapid continuous improvement, (e) from its repurchases of common stock, and (f) from its ability to maintain its effective tax rate; uncertainty related to the availability of cash to fund future growth; lower than expected demand for the Corporation's products due to uncertain political and economic conditions; lower industry growth than expected; major disruptions at our key facilities or in the supply of any key raw materials, components or finished goods; uncertainty related to disruptions of business by terrorism, military action, acts of God or other Force Majeure events; competitive pricing pressure from foreign and domestic competitors; higher than expected costs and lower than expected supplies of materials (including steel and petroleum based materials); higher than expected costs for energy and fuel; changes in the mix of products sold and of customers purchasing; currency fluctuations and other factors described in the Corporation's annual and quarterly reports filed with the Securities and Exchange Commission on Forms 10-K and 10-Q.

The factors identified above are believed to be important factors (but not necessarily all of the important factors) that could cause actual results to differ materially from those expressed in any forward-looking statement.  Unpredictable or unknown factors could also have material adverse effects on the Corporation.  All forward-looking statements included in this release are expressly qualified in their entirety by the foregoing cautionary statements.  The Corporation undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by applicable law.

###

                                                               HNI CORPORATION

                               Unaudited Condensed Consolidated Statement of Operations

	Three Months Ended		Six Months Ended
(Dollars in thousands, except per share data)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales	$ 671,271	$ 594,168	$1,319,948	$1,156,429
Cost of products sold	436,758	379,880	855,825	46,296
Gross profit	234,513	214,288	464,123	410,133
Selling and administrative expenses	185,774	160,146	367,784	315,546
Restructuring and impairment charges	228	-	1,947	-
Operating income	48,511	54,142	94,392	94,587
Interest income	192	441	471	980
Interest expense	3,617	343	5,004	827
Earnings before income taxes and minority interest	45,086	54,240	89,859	94,740
Income taxes	16,457	19,255	32,799	33,633
Earnings before minority interest	28,629	$ 34,985	57,060	$ 61,107
Minority interest in earnings of subsidiary	(23)	-	(62)	-
Net income	$ 28,652	$ 34,985	$ 57,122	$ 61,107
Net income per common share - basic	$0.56	$0.63	$1.11	$1.11
Average number of common shares outstanding - basic	51,009,288	55,130,985	51,422,647	55,153,394
Net income per common share - diluted	$0.56	$0.63	$1.10	$1.10
Average number of common shares outstanding - diluted	51,339,367	55,512,902	51,781,098	55,502,312

                                                Unaudited Condensed Consolidated Balance Sheet

Assets			Liabilities and Shareholders' Equity
	As of			As of
	July 1,	Dec. 31,		July 1,	Dec. 31,
(Dollars in thousands)	2006	2005		2006	2005
Cash and cash equivalents	$ 26,934	$ 75,707	Accounts payable and
Short-term investments	8,820	9,035	accrued expenses	$ 312,682	$ 307,952
Receivables	314,471	278,515	Income taxes	8,297	1,270
Inventories	112,487	91,110	Note payable and current
Deferred income taxes	16,413	15,831	maturities of long-term debt	80,306	40,350
Prepaid expenses and			Current maturities of other
other current assets	17,232	16,400	long-term obligations	3,605	8,602
Current assets	496,357	486,598	Current liabilities	404,890	358,174

			Long-term debt	205,550	103,050
			Capital lease obligations	757	819
Property and equipment - net	313,544	294,660	Other long-term liabilities	49,845	48,671
Goodwill	253,723	242,244	Deferred income taxes	26,870	35,473
Other assets	165,326	116,769
			Minority interest in subsidiary	576	140
			Shareholders' equity	540,462	593,944
			Total liabilities and
Total assets	$1,228,950	$1,140,271	shareholders' equity	$1,228,950	$1,140,271

                                     Unaudited Condensed Consolidated Statement of Cash Flows

	Six Months Ended
(Dollars in thousands)	July 1, 2006	July 2, 2005
Net cash flows from (to) operating activities	$ 30,866	$ 56,272
Net cash flows from (to) investing activities:
Capital expenditures	(33,173)	(17,495)
Acquisition spending	(64,120)	(10,093)
Other	(509)	1,854
Net cash flows from (to) financing activities	18,163	(30,469)
Net increase (decrease) in cash and cash equivalents	(48,773)	69
Cash and cash equivalents at beginning of period	75,707	29,676
Cash and cash equivalents at end of period	$ 26,934	$ 29,745

                                                               Unaudited Business Segment Data

	Three Months Ended		Six Months Ended
(Dollars in thousands)	July 1, 2006	July 2, 2005	July 1, 2006	July 2, 2005
Net sales:
Office furniture	$ 514,305	$ 455,246	$1,005,024	$ 882,793
Hearth products	156,966	138,922	314,924	273,636
	$ 671,271	$ 594,168	$1,319,948	$1,156,429

Operating profit:
Office furniture (1)
Operations before restructuring charges	$ 38,500	$ 46,401	$ 80,679	$ 85,209
Restructuring and impairment charges	(228)	-	(1,947)	-
Office furniture - net	38,272	46,401	78,732	85,209
Hearth products	18,206	16,863	29,939	27,343
Total operating profit	56,478	63,264	108,671	112,552
Unallocated corporate expense	(11,358)	(9,024)	(18,717)	(17,812)
Income before income taxes	$ 45,120	$ 54,240	$ 89,954	$ 94,740

Depreciation and amortization expense:
Office furniture	$ 12,972	$ 10,960	$ 24,127	$ 21,928
Hearth products	4,164	3,731	8,697	8,053
General corporate	894	1,812	2,034	3,404
	$ 18,030	$ 16,503	$ 34,858	$ 33,385

Capital expenditures - net:
Office furniture	$ 12,388	$ 5,344	$ 21,859	$ 11,942
Hearth products	2,674	2,037	5,444	4,599
General corporate	3,863	667	5,870	954
	$ 18,925	$ 8,048	$ 33,173	$ 17,495

			As of	As of
			July 1, 2006	July 2, 2005
Identifiable assets:
Office furniture			$ 737,297	$ 610,399
Hearth products			387,641	359,236
General corporate			104,012	103,514
			$1,228,950	$1,073,149

(1)  Includes minority interest